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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CardioDynamics International Corporation:

We consent to incorporation by reference in registration statements No. 333-40969 on Form S-8 and Nos. 333-31275, 333-65331, 333-69669, 333-69663, and 333-
69659 on Form S-3 of CardioDynamics International Corporation of our report dated January 15, 1999, except as to Note 4, which is dated as of February 26, 1999, relating to the balance sheets of CardioDynamics International
Corporation as of November 30, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for the years then ended, which report appears in the November 30, 1998, annual report on Form 10-K of CardioDynamics International Corporation.


                                  /s/ KPMG LLP

San Diego, California
February 26, 1999